Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www .selective.com

For release at 4:15 p.m. (ET) on Oct. 25, 2007
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports
Third Quarter 2007 Earnings
Commercial lines new business up 16%
Investment income up 11%, after-tax
2007 earnings guidance raised
Quarterly dividend increased 8%

Branchville, NJ – Oct. 25, 2007 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the third quarter ended Sept. 30, 2007.

Selective Chairman, President and CEO Gregory E. Murphy stated, “Our third quarter results were solid on all fronts. Despite continued intense marketplace competition, net premiums written were up 2% compared to third quarter 2006, driven by a 16% increase in commercial lines new business to more than $82 million and a 0.5 point increase in retention that reflect the outstanding relationships we share with agents and customers through Selective’s field-based business model. The commercial lines statutory combined ratio was 95.4%. Personal lines showed modest growth and a statutory combined ratio, including flood, of 101.2%. After-tax investment income increased 11% to over $33 million. All of these drivers generated diluted operating earnings per share of $0.63. Due to our strong performance this quarter, we raised 2007 earnings guidance to a range of $2.10 to $2.20 per diluted share from the previous range of $2.00 to $2.15. In addition, our Board of Directors increased the quarterly dividend 8%, to $0.13 per share.”

Selective’s third quarter 2007 highlights, compared to third quarter 2006:
-	Net income was $37.1 million, or $0.66 per diluted share, compared to $38.1 million, or $0.63 per diluted share;
-	Operating income[i] was $35.3 million, or $0.63 per diluted share, compared to $35.5 million, or $0.59 per diluted share;
-	Combined ratio: GAAP: 98.6% vs. 96.7%; Statutory: 96.2% vs. 94.9%;
-	Total net premiums written (NPW) were up 2% to $409.5 million:
o	Commercial lines NPW were up 2% to $355.7 million;
o	Personal lines NPW were up slightly to $53.8 million;
-	Catastrophe losses were $1.2 million, after-tax, vs. $4.3 million, after-tax; and
-	Investment Income, after-tax, increased 11% to $33.4 million.

Murphy added: “Our powerful combination of people, technology and analytical tools enable us to deliver long-term profitable growth to our shareholders throughout fluctuating market conditions. Selective’s deep bench of talent remains one of our most compelling strengths. Last month, many members of our leadership team took on important new roles within our company, and I am confident they will position us to compete even more successfully and to capitalize on emerging opportunities. These leaders are supported by leading edge technology that provides efficiencies and customer service enhancements to both agencies and Selective, while our predictive models and other analytical tools deliver new and better ways to write and retain the most profitable accounts. In fact, just last week we were honored to receive the Commercial Lines Agent Interface Carrier of the Year Award from the Applied Systems Client Network.

“As a result of these factors, coupled with our ongoing focus on improvement and future planning, we have grown book value per share, plus dividends, at a compound annual growth rate exceeding 10% over the last five years. Growth in book value is one of the most fundamental measures of the success of our strategies and a clear indication of our ability to generate long-term shareholder value,” Murphy said.

For the quarter, Diversified Insurance Services (DIS) revenue was flat, and return on revenue was 10.5%, compared to 13.5% in third quarter 2006. Premium at the Flood operation grew 16%. Selective’s investment operation delivered double-digit growth, with after-tax investment income up 11% to $33.4 million, mainly due to increased fixed maturity income from a larger asset base, and higher dividends and other investment income. At Sept. 30, 2007, Selective’s assets reached $5.0 billion, including $3.6 billion in the company’s investment portfolio.

For the nine months ended Sept. 30, 2007, Selective’s net income was $110.3 million, or $1.92 per diluted share. Operating income was $92.6 million, or $1.62 per diluted share. For the comparable period last year, Selective reported net income of $120.0 million, or $1.94 per diluted share, and operating income of $103.3 million, or $1.67 per diluted share. Selective’s GAAP combined ratio was 98.7% for the first nine months of 2007, compared to 95.9% for the nine-month period ended Sept. 30, 2006. For the same period, the statutory combined ratio was 96.3% in 2007, compared to 94.5% in 2006. Catastrophe losses for the first nine months of 2007 were $9.1 million, after-tax, compared to $9.6 million, after-tax, for the comparable period in 2006.

The quarterly cash dividend on Selective’s common stock was increased by 8% to $0.13 per share. The dividend is payable Dec. 3, 2007 to stockholders of record on Nov. 15, 2007. During the quarter, the company repurchased 480,700 shares of Selective’s outstanding common stock at an average price per share of $20.68 and price to book of 1.05. There are 3.5 million shares remaining under the current four million share repurchase authorization.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on Oct. 26, 2007 at www.selective.com. The webcast will be available for rebroadcast until the close of business on Nov. 26, 2007.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended September 30:	2007	2006
Net premiums written	$409,523	401,426
Net premiums earned	378,260	377,572
Net investment income earned	43,674	38,891
Diversified insurance services revenue	29,331	29,284
Total revenues	455,469	450,786

Operating income	35,290	35,489
Net realized gains, net of tax	1,829	2,567
Net income	$37,119	38,056

Statutory combined ratio	96.2%	94.9%
GAAP combined ratio	98.6%	96.7%

Operating income per diluted share	$0.63	0.59
Net income per diluted share	0.66	0.63
Weighted average diluted shares	56,434	61,660
Book value per share	$19.64	18.28

9 months ended September 30:	2007	2006
Net premiums written	$1,231,631	1,229,036
Net premiums earned	1,134,624	1,122,484
Net investment income earned	124,179	112,283
Diversified insurance services revenue	89,186	84,111
Total revenues	1,379,617	1,348,913

Operating income	92,575	103,260
Net realized gains, net of tax	17,683	16,771
Net income	$110,258	120,031

Statutory combined ratio	96.3%	94.5%
GAAP combined ratio	98.7%	95.9%

Operating income per diluted share	$1.62	1.67
Net income per diluted share	1.92	1.94
Weighted average diluted shares	58,017	62,814
Book value per share	$19.64	18.28

*All amounts included in this release exclude inter-company transactions.

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i.    Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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